Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of January 17, 2012 (the “Effective Date”) by and between DARA BioSciences, Inc., a Delaware corporation (the “Company”), and Christopher Clement (the “Executive”).

RECITALS

A. The Company wishes to hire the Executive and the Executive wishes to be hired by the Company, on the terms and conditions set forth herein.

B. The Company is engaged, among other things, in drug development and sales/marketing, and Executive will have access to confidential information concerning the Company’s business, intellectual property, customers and employees.

C. The Company wishes to protect itself from unauthorized use of this information and to protect its investment in its intellectual property, confidential information, employees, and customer relationships.

For the consideration described in the foregoing recitals and the mutual covenants herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the undersigned parties intending mutually to be bound hereby agree as set forth herein.

I.	Employment

The Company hereby employs the Executive as its Chief Operating Officer, and the Executive accepts such employment, subject to and in accordance with the terms and conditions described herein.

II.	Term

The Executive’s employment with the Company hereunder shall commence on the Effective Date, and unless terminated pursuant to Section VI hereof, shall extend for a term of two (2) years (the “Initial Term”); provided, however, the Initial Term shall become a term of three (3) years if, and only if, the Company closes a public offering of its securities in the amount of Ten Million Dollars ($10,000,000.00) or more within one (1) year of the Effective Date (a “Qualified Public Offering”). Such term shall automatically extend for one or more additional periods of twelve (12) consecutive months on a rolling basis (each a “Continued Term”) unless terminated pursuant to Section VI hereof or unless either Executive or the Company notifies the other, not less than thirty (30) days prior to the end of the Initial Term or any Continued Term, of its determination to terminate the Executive’s employment effective at the end of either the Initial Term or a Continued Term.

III.	Title and Duties

The Executive shall have the title of Chief Operating Officer of the Company. The Executive shall perform such duties and responsibilities for the Company as may be assigned to him from time to time by the Chief Executive Officer and/or the Board of Directors, consistent with such title and the nature of the Company’s Business. The Executive shall devote his full business time and attention to the performance of such duties and responsibilities. The Executive shall report to the Company’s Chief Executive Officer or such other officer as may be directed by the Chief Executive Officer or the Board of Directors.

IV.	Compensation

a). Base Salary. The Company shall pay the Executive a salary at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000.00) payable bi-monthly, less such deductions as shall be required to be made by applicable laws and regulations.

b). Bonus. The Executive shall be eligible for an annual bonus of up to fifty percent (50%) of his base salary. Any bonus will be awarded in the sole discretion of the Board of Directors or the Compensation Committee of the Board of Directors. The amount of such bonus shall depend on the achievement by the Executive and/or the Company of objectives to be established by the Board or the Compensation Committee in consultation with the CEO and the Executive, along with other factors the Board or Compensation Committee deems relevant. Any bonus for a given fiscal year shall be payable in one lump sum upon approval by the Board or the Compensation Committee, which shall be obtained by the Company on or about January 31 of the following year. Executive must be employed by the Company on the date the bonus is to be paid in order to be eligible to receive a bonus.

c). Long Term Incentive. The Executive shall be eligible for equity participation in the form of options or restricted stock grants as decided by the Board of Directors or the Compensation Committee.

V.	Employee Benefits

a). The Executive shall be entitled to participate in such benefit programs as may be offered by the Company to its employees and to such perquisites as the Board of Directors or the Compensation Committee and the Executive may from time to time agree. The Company retains the right to amend, modify, or terminate its benefit plans, policies, programs and perquisites at any time.

b). The Executive shall be entitled to fifteen (15) vacation days a year, subject to the Company’s policies and procedures governing vacation accrual and usage. The Company also expects to be closed every year the week between Christmas and New Years, with such time constituting additional vacation time.

c). The Executive shall be covered by the Company’s D&O insurance policy and indemnification provisions as provided by the Company’s bylaws.

d). In the event of a conflict between this Agreement and the terms and conditions of any applicable benefits plan(s), the terms and conditions of the benefits plan documents shall control as to benefits.

VI.	Termination of Employment

a). The Executive’s employment under this Agreement may be terminated prior to the end of the Initial Term or any Continued Term as provided in this Section VI.

b). Death. The Executive’s employment ends automatically effective upon the Executive’s death.

c). Disability. The Executive’s employment may be terminated by the Company effective upon written notice to the Executive in the event of the Executive’s Disability. As used herein, “Disability” means the inability of the Executive, due to the condition of his physical, mental or emotional health, effectively to perform the essential functions of his job with or without reasonable accommodation for a continuous period of more than sixty (60) days or for sixty (60) days in any period of three hundred sixty-five (365) consecutive days. The Executive agrees, in the event of any dispute hereunder as to whether a Disability exists, and if requested by the Company, to submit to a physical examination in North Carolina by a licensed physician selected by mutual agreement between the Company and the Executive, the cost of such examination to be paid by the Company. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. If the Executive refuses to submit to appropriate examinations by such physician at the request of the Company, the determination of the Executive’s Disability by the Company in good faith will be conclusive as to whether such Disability exists. This Agreement shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any other applicable laws regarding disability.

d). For Cause. The Executive’s employment may be terminated by the Company effective upon written notice to the Executive for Cause. As used herein, “Cause” shall be defined as follows:

1. Executive’s conviction of, or plea of guilty or nolo contendere to, any felony or other crime involving moral turpitude, dishonesty or theft;

2. Executive’s performance of any act or his failure to act, for which if he were prosecuted and convicted, a crime or offense which would constitute a felony in the jurisdiction involved or a crime involving moral turpitude, dishonesty or theft in the jurisdiction involved would have occurred,

3. The commission of any fraud, embezzlement or misappropriation by the Executive in connection with the Executive’s duties or committed in the course of Executive’s employment;

4. Executive’s conviction of a misdemeanor the circumstances of which involve fraud, dishonesty or moral turpitude and which is substantially related to the circumstances of Executive’s job with the Company;

5. Any gross negligence or willful misconduct of the Executive with regard to the Company or any of its subsidiaries resulting in a material economic loss to the Company or material damage to the Company’s reputation or business relationships;

6. Executive’s willful failure or refusal to perform his duties required by this Agreement or assigned by the Company, whether through the Board, the CEO or another Company officer, provided that Executive shall have first received written notice from the Company stating with specificity the nature of such failure and refusal and affording Executive an opportunity, as soon as practicable, to correct the acts or omissions complained of;

7. Any willful and material violation by the Executive of any statutory or common law duty of loyalty to the Company or any of its subsidiaries resulting in a material economic loss; or

8. Executive’s material breach or violation of this Agreement, of any of his representations, warranties or covenants in the Merger Agreement (defined below) or of any material Company policy, code, rule, regulation or guideline provided to Executive in writing, provided that Executive shall have first received written notice from the Company stating with specificity the nature of such breach or violation and affording Executive an opportunity, as soon as practicable, to correct the acts or omissions complained of.

e). Without Cause. The Executive’s employment may be terminated by the Company effective upon written notice to the Executive at any time for any reason other than for Cause or the Executive’s Disability.

f). With Good Reason. The Executive may terminate his employment effective upon thirty (30) days written notice to the Company with Good Reason, provided the Company does not cure such “Good Reason” circumstance within such thirty (30) day period. As used herein, “Good Reason” shall be defined as the occurrence of any one of the following without the Executive’s express written consent:

1. A material breach by the Company of the terms of this Agreement, which breach is not cured within thirty (30) days after notice thereof from Executive; or

2. An assignment to Executive of any duties materially inconsistent with Executive’s position (including status, office, title, and reporting requirements) authority, duties or responsibilities as contemplated by Section III hereof which results in material diminution in such position, authority, duties or responsibilities, specifically excluding for this purpose any isolated and insubstantial action not taken in bad faith which is remedied by the Company after receipt of notice thereof given by Executive.

g). Whenever the Executive’s employment hereunder is terminated for any reason, the Executive, or his estate, as the case may be, will be entitled to receive only the compensation and benefits earned through the effective date of termination, provided, however, that if Executive’s employment is terminated by the Company without Cause under Section VI(e) or Executive terminates his employment with Good Reason under Section VI(f) , then:

1.	The Company shall continue to pay Executive his then-current base salary through the greater of the then remaining period of the Initial Term or the present Continued Term or twelve (12) months.

2.	If Executive elects COBRA coverage for health insurance in a timely manner, the Company shall pay the monthly premium payments for such timely elected coverage (consistent with what was in place at the date of termination) when each premium is due until the earlier of: (i) (12) twelve months from the date of termination; (ii) the date Executive obtains new employment which offers health insurance that is reasonably comparable to that offered by the Company; or (iii) the date COBRA continuation coverage would otherwise terminate in accordance with the provisions of COBRA. Thereafter, health insurance coverage shall be continued only to the extent required by COBRA and only to the extent Executive timely pays the premium payments himself.

3.

If, and only if, such termination by the Company without Cause or by Executive with Good Reason occurs during the Initial Term and after a Qualified Public Offering, subject to the prior approval of at least a majority of the outstanding shares of the issued and outstanding shares of the Company’s common stock, Executive shall be entitled to his pro rata portion of the “Contingent Merger Consideration Shares” pursuant to, and as defined in, that certain Agreement and Plan of Merger by and among Oncogenerix, Inc., the Stockholders’ Representative, the Principal Stockholders, the Company, and Oncogenerix Acquisition Corporation dated January 17, 2012 (the “Merger Agreement”), provided, however, the Company has any Marketed Products (as defined in the Merger Agreement) at the time of such termination (for the avoidance of doubt, if the Company no longer has Marketed Products at the time of such termination, then Executive shall not be entitled to any Contingent Merger

Consideration Shares pursuant to this Section). Executive’s pro rata portion of the “Contingent Merger Consideration Shares” is reflected on Schedule 2.5 of the Merger Agreement. Such Contingent Merger Consideration Shares would be delivered within fifteen (15) Business Days (as defined in the Merger Agreement) of such termination without cause and would be subject to all provisions applicable thereto under the Merger Agreement (including without limitation Sections 2.10 (Deduction for Taxes) and 2.12 (Legends and Restrictions) other than the achievement by the Company of the financial milestones described in Section 2.5(b) of the Merger Agreement.

h). Except as expressly provided above or as otherwise required by law, the Company will have no obligations to the Executive in the event of the termination of his employment for any reason.

VII.	Confidentiality

a). The Executive acknowledges that as a result of his employment with the Company he will receive access to Confidential Information of the Company. “Confidential Information” includes, but is not limited to, trade secrets, intellectual property, confidential or proprietary information, and all other knowledge, information, documents or materials, owned, licensed, developed or possessed by the Company which pertains, in any manner, to the Company’s Business, operations, financial information, business methods, pricing strategies and techniques, existing and future business or strategic plans, research and development projects, inventions, discoveries, ideas, clients, agreements, employees, and sales and marketing information and activities, and shall include, without limitation, software, documentation, memoranda, ideas, designs, inventions, processes, sales, client lists, business leads, notes, concepts, ideas and designs, and all other documentation, manuals, letters, pamphlets, drafts, memoranda, notes and other documents, writings or tangible things of any kind, whether in tangible or intangible form.

b). The Executive agrees that he will maintain the confidentiality of the Confidential Information at all times during and after the Executive’s employment with the Company and will not, at any time, directly or indirectly, use any Confidential Information for his own benefit or for the benefit of any other person, reveal or disclose any Confidential Information to any person other than authorized representatives of the Company, except in the performance of the Executive’s duties in the furtherance of the business of the Company or with the prior written consent of an authorized officer of the Company. The covenants in this Section VII will not apply to information that (1) is or becomes available to the general public through no breach of this Agreement by the Executive or (2) the Executive is required to disclose by applicable law or court order; provided, however, that the Executive will notify the Company in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Company to limit the scope of such disclosure.

c). Upon request during employment, and immediately upon the termination of Executive’s employment with the Company for any reason, Executive will immediately turn over and return to the Company all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in or under his possession or control.

VIII.	Non-Competition and Non-Solicitation

a). As used in this Agreement, the following terms have the meanings given to such terms below:

1. “Business” means the business(es) in which the Company was engaged at the time of, or during the six (6) month period prior to, the termination of the Executive’s employment with the Company for any reason, including but not limited to the development and sale of cancer and diabetes drugs.

2. “Customer” means any person or entity who is or was a customer or client of the Company (i) at the time of, or during the six (6) month period prior to, the termination of the Executive’s employment with the Company for any reason or (ii) at the time of, or during the twelve (12) month period prior to, the termination of the Executive’s employment with the Company for any reason and with whom the Executive had dealings or received Confidential Information in the course of his employment with the Company.

3. “Company Employee” means any person who is or was an employee of the Company at the time of, or during the six (6) month period prior to, the termination of the Executive’s employment with the Company for any reason.

4. “Products and Services” means the products and/or services offered by the Company at the time of, or during the six (6) month period prior to, the termination of the Executive’s employment with the Company for any reason.

5. “Restricted Period” means the period commencing on the date of termination of the Executive’s employment with the Company for any reason and ending on the eighteen (18)-month anniversary of such date (provided, however, that if Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason, the Restricted Period for purposes of subsections (c)(1) – (4) below shall be reduced to a period ending on the twelve (12) month anniversary of such date); provided, however, the Restricted Period shall be tolled and shall not run during any time Executive is in violation of Section VIII of this Agreement to the extent the existence of such violation is mutually agreed by the parties or, in the absence of such mutual agreement, determined by court of competent jurisdiction or other third party, such as an arbitrator, as mutually agreed by the parties, it being the intent of the parties that the Restricted Period shall be extended for any period of time in which Executive is in violation of Section VIII of this Agreement.

6. “Territory” means: (i) the State of North Carolina, (ii) any other State in which the Company does or did business at the time of, or during the six (6) month period prior to, the termination of the Executive’s employment with the Company for any reason; (iii) the United States of America; and (iv) any other country in which the Company does or did business at the time of, or during the six (6) month period prior to, the termination of the Executive’s employment with the Company for any reason.

b). During his employment, the Executive shall not participate in or otherwise be directly or indirectly involved or engaged in any business activity, other than that of the Company, unless specifically approved by the Board of Directors. In addition, during his employment, the Executive shall not engage in any activity that is competitive with the Business of the Company.

c). Executive further agrees that, except as otherwise approved in writing by the Company, during the Restricted Period, he will not, directly or indirectly:

1. engage in the Business in the Territory or market, sell or provide Products and Services in the Territory;

2. hold a position based in or with responsibility for all or part of the Territory, with any person engaging in the Business, whether as employee, consultant, or otherwise, in which Executive (x) will have duties, or will perform or be expected to perform services for such person, that is or are the same as or substantially similar to the position held by Executive or those duties or services actually performed by Executive for the Company within the twelve month period immediately preceding the termination of Executive’s employment with the Company, or (ii) in which Executive will use or disclose or is reasonably expected to use or disclose any Confidential Information of the Company for the purpose of providing, or attempting to provide, such person with a competitive advantage with respect to the Business;

3. solicit any Customer for purposes of marketing, selling or providing Products and Services to such Customer;

4. accept as a customer any Customer for purposes of marketing, selling or providing Products and Services to such Customer;

5. induce, encourage, or attempt to induce or encourage any Customer to curtail or cancel their business with Company; or

6. induce, encourage, or attempt to induce or encourage any Company Employee to terminate his employment with the Company.

provided, however, that the foregoing will not restrict the ability of the Executive to purchase or otherwise acquire up to one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities have been registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934.

d). The Company and the Executive acknowledge that the services to be provided by the Executive to the Company will be unique and substantial. Executive agrees that the restrictions contained in this Section VIII are (i) reasonable, fair, and equitable in scope, terms, and duration, (ii) necessary to protect the legitimate business interests, trade secrets, and goodwill of the Company, and (iii) are a material inducement to the Company to enter into this Agreement. The Executive further understands and agrees that any breach or threatened breach of the restrictions contained in this Agreement would cause the Company substantial and irreparable harm for which there may be no adequate remedy at law. Therefore, the Executive agrees that the Company shall have the right to seek to enforce its rights by an action for injunctive relief in any court of competent jurisdiction without the posting of any bond to enjoin the breach of any of the covenants of the Executive contained in this Agreement. Nothing contained in this Section shall reduce, invalidate or waive any other rights or remedies which the Company may have at law or in equity.

IX.	Work Product

The Executive acknowledges and agrees that all work that the Executive performs for, or on behalf of, the Company and its clients, and all work product that the Executive produces in connection with his services for the Company (“Work Product”), shall be the property of the Company, and all copyrightable Work Product prepared by the Executive within the scope of the Executive’s employment with the Company are “works made for hire” under the U.S. Copyright Act and shall be exclusively owned by the Company. The Executive hereby assigns, transfers and conveys to the Company, without additional consideration, all of his other rights, title and interest in and to all Work Product made or conceived, in whole or in part, by the Executive within the scope of the Executive’s employment by the Company, or that relates directly to, or involves the use of, Confidential Information. The Company’s ownership, including its copyright ownership, shall continue in full force and effect in perpetuity and shall not be impaired or impacted by the termination or expiration of this Agreement for any reason. The Executive will, without additional compensation, execute all assignments, oaths, declarations and other documents requested by the Company to effect and further evidence the foregoing assignment, transfer and conveyance, and agrees to provide all reasonable assistance to the Company (at the Company’s expense) to provide all information, documentation and assistance to the Company in perfecting, enforcing, defending or protecting any or all of the Company’s rights in all Work Product. The Company is hereby irrevocably appointed the Executive’s attorney-in-fact (which agency shall be deemed coupled with an interest) with full right, power and authority to execute, verify, acknowledge and deliver the same in the Executive’s name and on the Executive’s behalf.

X.	Time and Place of Employment; Travel

It is acknowledged that the Executive’s regular workplace will not be the Company’s offices in Raleigh, NC and instead will be outside of the state of NC; however Executive will be present at such offices as reasonably required by the Company’s CEO. For so long as the Executive’s residence is more than fifty (50) miles from the Company’s offices, the Company will pay the Executive’s reasonable travel expenses to and from the Company’s offices and reasonable lodging expenses while the Executive is in Raleigh for work at the Company’s offices. The Executive’s duties will involve travel, and upon request, Executive shall work at such place or places other than the Company’s offices in Raleigh, NC, as may be reasonably specified by the Company. The Company shall pay or reimburse reasonable travel, lodging, meal and related incidental costs of the Executive when the Executive is requested to travel or work at any location outside of the Company’s offices in Raleigh, NC, consistent with the Company’s travel policies in effect from time to time.

XI.	Expenses

Subject to such policies as may from time to time be established by the Company, the Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive in the performance of the services under this Agreement upon presentation of expense statements or vouchers or such other supporting information as the Company may require.

XII.	Other Provisions

a). Notice. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or overnight courier, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when delivered if sent personally, or sent by facsimile transmission or overnight courier, or, if mailed, four days after the date of mailing, as follows:

If to the Company, to:

DARA BioSciences, Inc.

8601 Six Forks Road

Suite 160

Raleigh, NC 27615

Attention: Chief Executive Officer

If to the Executive to:

Christopher Clement

3069 Pignatelli Crescent

Mt. Pleasant, SC, 29466

Any party may by notice given in accordance with this Section to the other party designate another address for receipt of notices hereunder.

b). Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior agreements, written or oral, with respect thereto. The parties agree that any and all prior agreements concerning the matters set forth in this Agreement are hereby canceled and void.

c). Severability. Each provision of this Agreement is severable from every other provision of this Agreement. If any section, subsection, sentence, provision or clause of this Agreement is held to be illegal, void, unenforceable or ineffective it shall be modified or limited only to the extent necessary to bring it in compliance with applicable law, and the remaining portions shall remain in full force and effect.

d). Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law principles of any jurisdiction.

e). Jurisdiction; Venue. The parties agree that any litigation arising out of or related to this Agreement or Executive’s employment by the Company shall be brought exclusively in any state or federal court in Wake County, North Carolina. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts and (iii) agrees not to bring any proceeding arising out of or relating to this Agreement or Executive’s employment by the Company in any other court.

f). Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. Notwithstanding anything to the contrary contained herein, the Executive agrees that any change in the services, duties, salary or compensation shall not affect the validity or scope of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

g). Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. Company may, without the Executive’s consent, assign its rights, together with its obligations, under this Agreement in connection with any sale, transfer or other disposition of all or a substantial portion its assets or business, whether by merger, consolidation or otherwise.

h). Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Remainder of page intentionally left blank; Signature page follows.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above mentioned.

COMPANY:

By:	/s/ David Drutz
David Drutz
Its:	President and CEO

EXECUTIVE:

/s/ Christopher Clement
Christopher Clement